FOR IMMEDIATE RELEASE                                                                                                                                                                           FOR MORE INFORMATION
April 27, 2007                                                                                                                                                                                                       Contact: Mark Knox, re: N-980
                                                                                                                                                                                                                                               630 388-2529
                                                                                                                                                                                                                               Media Contact: Annette Martinez
                                                                                                                                                                                                                                               630 388-2781

NICOR ANNOUNCES 2007 PRELIMINARY FIRST QUARTER EARNINGS AND UPDATES 2007 ANNUAL OUTLOOK

Naperville, IL - Nicor Inc. (NYSE: GAS) today reported first-quarter 2007 preliminary net income, operating income and diluted earnings per common share of $47.2 million, $76.6 million and $1.04, respectively. This compares to net income, operating income and diluted earnings per common share for the first quarter period in 2006 of $43.9 million, $66.1 million and $.99, respectively.

Both first quarter periods were impacted by noteworthy items. First quarter 2007 results included a reduction to the company’s previously established reserve for its mercury inspection and repair program and mercury-related cost recoveries aggregating approximately $8 million pretax ($.11 per share after-tax). Absent the impact of these items, 2007 first quarter results would have been approximately $.93 per share. First quarter 2006 results included the effects of a cost recovery associated with the company’s mercury inspection and repair program of approximately $3.8 million pretax ($.05 per share after-tax). Absent the impact of this item, 2006 first quarter results would have been $.94 per share.

Earnings for the 2007 first quarter, compared to 2006, reflect the effects of the aforementioned mercury items. Earnings for the 2007 first quarter also reflect higher operating results in the company’s gas distribution business and other energy-related ventures, offset by lower operating results in the company’s shipping business, lower corporate operating income and the absence of last year’s net income tax benefits resulting from reorganization of certain shipping and related operations.

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“I am satisfied with the 2007 first quarter performance of our businesses compared to 2006,” said Russ M. Strobel, Nicor’s chairman, president and chief executive officer. “First quarter operating income for our gas distribution business and other energy ventures have shown year-over-year improvement, and operating income for our shipping business is essentially on track with last year. We expect full year results to be in-line with our earlier expectations.”

Details regarding 2007 first-quarter preliminary financial results compared to 2006 follow:
•	For the 2007 first quarter, gas distribution operating income increased to $70.9 million from $58.4 million in 2006. The quarter reflected:
-	The positive effect of higher mercury-related benefits compared to last year ($4.2 million).
-
The positive impact of increased natural gas deliveries due to colder weather compared to last year (approximately $10 million); increased natural gas deliveries due to demand unrelated to weather (approximately $7 million); and lower operating and maintenance costs ($3.0 million) due primarily to decreased storage-related natural gas costs and natural gas and fuel costs to operate company equipment and facilities, offset in part by higher payroll and benefit-related costs and higher bad debt expense.

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Partially offsetting these positive factors were lower average distribution rates (approximately $7 million, including the negative impact of about $2 million attributable to the Illinois Commerce Commission’s rate order rehearing decision that went into effect in April 2006); the impact of customer interest (approximately $4 million); and higher depreciation expense ($1.4 million).

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•
For the 2007 first quarter, shipping operating income decreased to $9.9 million from $10.3 million in 2006 due primarily to higher operating costs; partially offset by increased revenues resulting from higher volumes and higher average rates. Increased operating costs for the 2007 first quarter, compared to 2006, were due primarily to higher employee-related costs.

•
For the 2007 first quarter, other energy ventures operating loss decreased to $2.7 million from an operating loss of $7.3 million in 2006 due to improved operating results in the company’s wholesale natural gas marketing business; partially offset by lower operating results in the company’s retail energy-related products and services businesses.

Improved 2007 first quarter operating results, as compared to 2006, in the company’s wholesale natural gas marketing business reflected more favorable costing of physical sales activity and improved results from risk management activities associated with hedging the product risks of the utility-bill management contracts offered by the company’s retail energy-related products and services businesses; partially offset by unfavorable fair value adjustments related to derivative instruments used to hedge purchases and sales of natural gas inventory. The company uses derivative instruments to economically hedge purchases and sales of natural gas inventory. Such derivative instruments are used to mitigate commodity price risk in order to substantially lock-in the profit margin that will ultimately be realized from the withdrawal and sale of natural gas in storage. Earnings at the wholesale natural gas marketing business can be subject to volatility as the fair value of derivatives change, even when the underlying expected profit margin is largely unchanged. The volatility resulting from these adjustments can be significant from period to period.

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Lower 2007 first quarter operating results in the company’s retail energy-related products and services businesses, as compared to 2006, were due to higher operating costs; partially offset by higher revenues due to increased contract volumes. Higher operating costs were due primarily to increased contract volumes and higher selling, general and administrative costs.

•
Corporate 2007 first quarter results included the unfavorable weather-related impact associated with certain of the company’s retail utility-bill management products of $0.6 million pretax, compared to the favorable weather impact on such businesses in the 2006 first quarter of $5.2 million pretax.

•
Effective January 2006, the company reorganized certain of its shipping and related operations. This reorganization allows the company to take advantage of certain provisions of the American Jobs Creation Act of 2004 that provide the opportunity for tax savings subsequent to the date of the reorganization. In connection with these activities, a net income tax benefit of $5.2 million was recorded in 2006 from the elimination of certain deferred taxes, of which $6.0 million was recorded in the first quarter. In 2006, the company incurred $4.7 million in income tax expense associated with these activities, $2.5 million of which was recorded in the first quarter.

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2007 Earnings Outlook

The company also announced that its estimate for 2007 diluted earnings per common share is in the range of $2.76 to $2.96. This estimate remains unchanged from earlier guidance of $2.65 to $2.85 per common share provided in the company’s earnings release on February 23, 2007 associated with 2006 year-end results, except for the upward adjustment of $.11 per share to reflect the first quarter 2007 mercury-related reserve adjustment and cost recovery discussed above. Consistent with prior guidance, the annual outlook excludes, among other things, any future impacts associated with the ICC’s Performance-Based Rate plan/Purchased Gas Adjustment review, other contingencies or changes in tax law. The company also indicated that its estimate does not reflect the additional variability in earnings due to fair value accounting adjustments in its businesses and other impacts that could occur because of future volatility in the natural gas markets. While these items could materially affect 2007 earnings, they are not currently estimable. The company's 2007 estimate assumes normal weather for the year.

The company will provide updates to its annual earnings outlook only as part of its quarterly and annual earnings releases.

Conference Call
As previously announced, the company will hold a conference call to discuss its first quarter 2007 financial results and 2007 outlook. The conference call will be held this morning, Friday, April 27, 2007 at 8:30 a.m. central, 9:30 a.m. eastern time. To hear the conference call live, please logon to Nicor’s corporate website at www.nicor.com, choose “Investor” and then select the webcast icon on the Overview page. A replay of the call will be available until 10:30 a.m. central time, Friday, May 11, 2007. To access the recording, call (888) 286-8010, or (617) 801-6888 for callers outside the United States, and enter reservation number 27775298. The call will also be archived on Nicor’s corporate website for 90 days.

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Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor’s 500 Index. Its primary business is Nicor Gas, one of the nation’s largest natural gas distribution companies.  Nicor owns Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas. In addition, the company owns and has an equity interest in several energy-related businesses. For more information, visit the Nicor Web site at www.nicor.com.

Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Such forward-looking statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would,” “project,” “estimate,” “ultimate,” or similar phrases. Actual results may differ materially from those indicated in the company’s forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review and an SEC inquiry, and undue reliance should not be placed on such statements.

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Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.

Nicor Inc.

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (millions, except per share data)

	Three months ended
	March 31
	2007	2006

Operating revenues	$1,334.7	$1,319.4

Operating expenses
Gas distribution
Cost of gas	948.4	956.7
Operating and maintenance	79.7	82.7
Depreciation	41.5	40.1
Taxes, other than income taxes	75.9	76.8
Mercury-related recoveries, net	(8.0)	(3.8)
Property sale gains	-	(.1)
Shipping	89.2	85.0
Other energy ventures	79.3	71.7
Other corporate expenses and eliminations	(47.9)	(55.8)
	1,258.1	1,253.3

Operating income	76.6	66.1
Interest expense, net of amounts capitalized	13.8	15.3
Equity investment income, net	.8	1.6
Interest income	1.6	2.1
Other income, net	.2	.2

Income before income taxes	65.4	54.7

Income tax expense	18.2	10.8

Net income	$47.2	$43.9

Average shares of common stock outstanding
Basic	45.0	44.3
Diluted	45.2	44.5

Earnings per average share of common stock
Basic	$1.05	$.99
Diluted	$1.04	$.99

Nicor Inc.

PRELIMINARY FINANCIAL HIGHLIGHTS
Unaudited (millions, except per share data)

	Three months ended
	March 31
	2007	2006

Operating revenues
Gas distribution	$1,208.4	$1,210.8
Shipping	99.1	95.3
Other energy ventures	76.6	64.4
Corporate and eliminations	(49.4)	(51.1)
	$1,334.7	$1,319.4

Operating income (loss)
Gas distribution	$70.9	$58.4
Shipping	9.9	10.3
Other energy ventures	(2.7)	(7.3)
Corporate and eliminations	(1.5)	4.7
	$76.6	$66.1

Net income	$47.2	$43.9

Average shares of common stock outstanding
Basic	45.0	44.3
Diluted	45.2	44.5

Earnings per average share of common stock
Basic	$1.05	$.99
Diluted	$1.04	$.99

Nicor Inc.	Preliminary Operating Statistics Page 1 of 2
Gas Distribution
Unaudited
	Three months ended
	March 31
	2007	2006
Operating revenues (millions)
Sales - Residential	$835.2	$852.9
Commercial	193.3	199.6
Industrial	22.7	25.1
	1,051.2	1,077.6
Transportation - Residential	12.3	9.3
Commercial	30.8	25.2
Industrial	12.4	10.0
Other	7.9	.4
	63.4	44.9
Other revenues - Revenue taxes	72.3	72.6
Environmental cost recovery	5.5	5.1
Chicago Hub	7.5	2.5
Other	8.5	8.1
	93.8	88.3
	$1,208.4	$1,210.8
Deliveries (Bcf)
Sales - Residential	99.5	83.0
Commercial	23.0	19.0
Industrial	2.8	2.5
	125.3	104.5
Transportation - Residential	9.7	7.3
Commercial	37.1	33.8
Industrial	32.9	30.7
	79.7	71.8
	205.0	176.3

Degree days	3,018	2,657
Colder (warmer) than normal
Degree days	18	(343)
Percent	1	(11)

Average gas cost per Mcf sold	$7.43	$9.12

Customers at March 31 (thousands) (1)
Sales - Residential	1,810	1,812
Commercial	126	124
Industrial	7	7
	1,943	1,943
Transportation - Residential	167	153
Commercial	56	58
Industrial	6	6
	229	217
	2,172	2,160

(1) The company redefined the customer count methodology in April 2006 in conjunction with its new customer care and billing system.

Nicor Inc.	Preliminary Operating Statistics Page 2 of 2
Shipping
Unaudited	Three months ended
	March 31
	2007	2006

Operating revenues (millions)	$99.1	$95.3

Operating income (millions)	$9.9	$10.3

Twenty-foot equivalent units (TEU)
shipped (thousands)	50.9	49.1

Revenue per TEU	$1,949	$1,940

Vessels operated	19	17